Execution Copy


                                 STOCK PURCHASE AGREEMENT


                         This Stock Purchase Agreement (the "Agreement") is
               made and entered into this 24th day of July, 1998 by and between Hedstrom Corporation, a Delaware corporation (the "Purchaser") and Richard Boyer, an individual residing at 21 Grandbridge Drive, West Montrose, Township of Woolwich, Regional Municipality of Waterloo, Ontario N0B2V0 (the "Seller")and the individuals whose names are set forth on schedule I annexed hereto (the Seller and such individuals are hereinafter referred to collectively as the "Sellers").

                                        RECITALS:


                         A.   Sellers own 100 Common shares,
               1000 Class A Preference Shares and 11000 Class B Preference Shares (the "Shares") in the capital of Backyard Products Limited., an Ontario corporation (the "Company"), constituting all the issued and outstanding shares in the capital of the Company;

                         B.   Sellers desire to sell the Shares to
               Purchaser, and Purchaser desires to purchase the Shares from Sellers, all on the terms and subject to the conditions set forth herein;

                         THEREFORE, Purchaser and Sellers agree as follows:


                                        ARTICLE I

                                SALE OF SHARES AND CLOSING


                         1.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, Sellers agree to sell the Shares to Purchaser and Purchaser agrees to purchase the Shares from Sellers.

                         1.2  Purchase Price.


                    Subject to adjustment as provided in Section 1.2(b),
               Purchaser shall pay to Sellers, on the Closing Date, the
               amount of $   24,785,767   in cash in consideration () for
               the sale of the Shares (the "Unadjusted Purchase Price"), allocated amongst the Sellers in accordance with
               Schedule I.

                         (ba) If, for the fiscal year ending August 31,
               1998, the Company's earnings before interest expense, taxes, depreciation and amortization (determined in accordance with Section 1.3) (the "Company's 1998 EBITDA") is other than $3,813,195, the Unadjusted Purchase Price will be increased or decreased, as appropriate, by an amount equal to 6.5 times that excess or deficiency. Seller shall be responsible to pay any deficiency and Purchaser shall be responsible to pay any excess. The party required to make any payment due under this Section 1.2(b) shall make that payment to the other party in immediately available funds not more than three days after the determination of the Company's 1998 EBITDA. The Unadjusted Purchase Price, as adjusted pursuant to this Section 1.2(b), constitutes the "Purchase Price" for the Shares.



                         1.3  Determination of the Company's 1998 EBITDA.


                         (a) As promptly as practicable after August 31, 1998 (but in no event more than 90 days thereafter), Purchaser will deliver to Seller a certificate prepared and executed by Purchaser's chief financial officer setting forth the calculation by Purchaser of the Company's 1998 EBITDA in sufficient detail to permit Seller and its independent auditors to verify that calculation. Within 15 days after Seller's receipt of Purchaser's calculation of the Company's 1998 EBITDA, Seller shall provide Purchaser with written notice (in reasonable detail) indicating whether Seller disagrees with the calculation of the Company's 1998 EBITDA. If Seller fails to object in writing to the calculation of the Company's 1998 EBITDA within that 15-day period, Seller will be deemed conclusively to have agreed to that calculation, which thereafter shall be deemed to be the "Company's 1998 EBITDA."

               1. (b) Within 15 days after Purchaser's receipt of notice of Seller's disagreement with the calculation of the Company's 1998 EBITDA, Purchaser and Seller will cause their independent auditors to begin good faith negotiations to resolve such disagreement. If the disagreement is resolved within the 15-day period, the Company's 1998 EBITDA amount agreed to by Seller's and Purchaser's independent accountants shall be deemed conclusively to be the Company's 1998 EBITDA. If the independent auditors are unable to resolve Seller's disagreement within 15 days after such negotiations begin, such disagreement will be submitted to the Settlement Auditor (as defined below) for resolution. Purchaser and Seller will cooperate, and will cause their respective independent auditors to cooperate, with the Settlement Auditor and will proceed in good faith to cause the Settlement Auditor to resolve such disagreement not later than 15 days after the engagement of the Settlement Auditor. Purchaser and Seller each will pay one-half of the fees and expenses of the Settlement Auditor. "Settlement

               Auditor" shall mean Ernst and Young, Toronto office, or if such firm is unable or unwilling to serve as Settlement Auditor, such other of the "Big Six" nationally recognized independent auditing firms (other than the accounting firms regularly engaged by Purchaser, Seller, the Company, or any Subsidiary) that Purchaser and Seller may agree upon.

                         (c)  The Settlement Auditor, in its sole
               discretion, will determine (i) the nature and extent of the participation by Purchaser, Seller and their respective independent auditors in connection with the resolution of any disagreement submitted to the Settlement Auditor,
               (ii) the nature and extent of the information that Purchaser and Seller may submit to the Settlement Auditor for consideration in connection with such resolution and
               (iii) the personnel of the Settlement Auditor who will review such information and resolve such disagreement. The Settlement Auditor's resolution of any such disagreement will be reflected in a written report which will be delivered promptly to, and will be final and binding upon, Purchaser and Seller. The Company's 1998 EBITDA will be adjusted to reflect the Settlement Auditor's determination and, as adjusted, will be deemed to be the Company's 1998 EBITDA.

                         (d) In connection with the determination of the Company's 1998 EBITDA, Purchaser and its independent auditors, assisted by the Company's employees and observed by Seller and his representatives, shall conduct a physical inventory as of August 31, 1998. Purchaser will cause its independent auditors (i) to provide to Seller and his independent auditors copies of such work papers and other documents relating to the calculation of the Company's 1998 EBITDA as Seller and his independent auditors reasonably may request and (ii) cooperate with and be reasonably available to Seller and his independent auditors to provide such other information reasonably requested by Seller or his independent auditors concerning such calculation and the accounting and auditing issues relating to such calculation.

                         (e)  For the purposes of this Agreement the
               Company's 1998 EBITDA shall be determined by applying generally accepted accounting principles as applied in Canada("GAAP").
               Schedule 1.3 sets forth certain accounting matters to which Purchaser and Seller agree, subject to only the memo of July 1, 1998 being in accordance with GAAP.

                         1.4  Closing.


                         (a) The Closing will take place at the offices of Gowling, Strathy and Henderson, at 9:00 a.m., local time on July 31, 1998,(the "Closing Date") or at such other place and at such other time as Seller and Purchaser may agree in writing.

                         (b) At the Closing, Purchaser shall deliver to Sellers (i) via wire transfer of immediately available funds, cash in the amount of the Unadjusted Purchase Price less $2,220,000 (the "Hold-Back Amount"), which will be retained by Purchaser in accordance with the Escrow Agreement attached as Exhibit A and (ii) such documents and instruments required to be delivered by Purchaser pursuant to this Agreement.

                         (c)  At the Closing, Sellers will deliver to
               Purchaser (i) a certificate or certificates representing all the Shares in appropriate form for transfer to Purchaser or accompanied by stock powers duly executed in blank and
               (ii) such other documents and instruments required to be delivered by Sellers pursuant to this Agreement and as otherwise reasonably required by Purchaser to complete the transactions contemplated hereby.


                                        ARTICLE II

                         REPRESENTATIONS AND WARRANTIES OF SELLER


                         The Seller and the Sellers, as the case may be,
               hereby represent and warrant to Purchaser as follows:

                         2.1  Residence of Seller.  Sellers  are
               individuals and a trust residing in the Province of Ontario.

                         2.2 Authority. Sellers have all requisite power and authority to enter into this Agreement and the other agreements to be entered into in connection herewith and to
               perform  their obligations hereunder and thereunder.    This
               Agreement has been duly and validly executed and delivered by Sellers and constitutes legal, valid and binding obligations of Sellers, enforceable against them in accordance with its terms and does not violate the terms of any other agreement to which they are a party.

                         2.3  Organization of the Company; No Subsidiaries.

               The Company is a corporation duly organized and validly existing under the laws of its province of incorporation and has all requisite corporate power and authority to own, lease and operate its assets and carry on its business as it is now being conducted. The Company does not own or have any interest in the capital stock of any other company.
               Schedule 2.3 lists all jurisdictions in which the Company is duly qualified as a foreign corporation, and the Company is in good standing in each such jurisdiction, and there are no other jurisdictions in which the ownership, leasing or use of its assets or the conduct or nature of businesses make such qualification necessary. The Company is a private company(as that term is defined in the Securities Act (Ontario)).

                         2.4 Capital Stock of the Company. The authorized capital stock of the Company consists of an unlimited number of common shares and an unlimited number of Class
               A Preference Shares and unlimited member of Class B Preference Shares , of which the Shares are the only shares issued and outstanding. The Shares are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. Sellers are the owners of record and beneficially of the Shares, free and clear of all mortgages, pledges, encumbrances, security interests, charges, agreements or claims of any kind (collectively, "Liens). There are no authorized or outstanding options, warrants, calls, subscriptions or rights, commitments or other agreements of any kind to purchase shares in the capital of the Company or to cause the Company to issue any shares or securities convertible into or exchangeable or exercisable for any shares. There are no authorized or outstanding securities of the Company convertible into or exchangeable or exercisable for any shares in the capital of the Company. There are no agreements or understandings to which the Sellers or the Company are parties ,or by which it or they are bound with respect to the voting, sale or transfer of the Shares. Upon delivery of the Shares against payment therefor in accordance with this Agreement, Purchaser will acquire good and marketable title to the Shares, free and clear of any and all Liens.


                         2.5 Intentionally Omitted


                         2.6  Consents and Approvals.

                         (a) Neither Sellers nor the Company is required to
               make any filing with, or to obtain any permit, authorization, consent or approval of or from, any governmental authority as a condition to the consummation of the transactions contemplated by this Agreement. The execution, delivery of this Agreement by Sellers does not, and the performance by Sellers of its obligations under this Agreement will not: (i) conflict with or result in a breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of the Company; (ii) except as set forth in Schedule 2.6, conflict with or constitute a default under, or give rise to any right to terminate, cancel, modify or accelerate, or to the loss of any material right under, any contract, agreement, license, mortgage, note, debenture or other evidence of indebtedness to which Seller or the Company is a party or by which any of their respective properties may be bound; (iii) violate any term or provision of any law, rule or regulation or any permit, concession, grant, franchise, license, writ, judgment, decree, injunction, order or ruling of any court or governmental or regulatory authority applicable to Seller or the Company; (iv) result in the creation or imposition of any Lien upon Sellers, the Company or any of their respective assets; or (v) require the consent or approval of any third party.


                         (b)Competition Act. The Company does not have
               assets in Canada that exceed, in the aggregate, $35 million in aggregate value or does not have gross revenues from sales in, from or into Canada that exceed, in the aggregate, $35 million in value, determined for purposes of and in the manner prescribed by the Competition Act (Canada).

                         2.7  Financial Statements; Contingent Liabilities.

                         (a)  Schedule 2.7 contains true, correct and
               complete copies of (i) the unaudited balance sheets of the Company at August 31, 1996 and 1997 and the related unaudited statements of income, stockholder's equity and cash flows of the Company for the years ended August 31, 1996 and 1997, together with the notes related thereto and the reviews thereof of KPMG; and (ii) the unaudited balance sheet of the Company at June 30, 1998 (the "Interim Balance Sheet") and the related unaudited statements of income, stockholder's equity and cash flows for the 10-month period ended June 30, 1998. The foregoing financial statements have been prepared in accordance with GAAP and present fairly the financial position of the Company at the respective dates thereof and the related results of operations and cash flow and changes in shareholder's equity of the Company for the respective periods covered thereby except, with respect to the unaudited interim financial statements, for normal recurring year-end audit adjustments and the absence of notes.

                         (b) All debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise) (collectively, "Liabilities") of the Company (i) are fully reflected and quantified in, or reserved against on the Interim Balance Sheet (or are disclosed in the notes thereto) or (ii) were incurred in arms' length transactions in the ordinary course of business since the date of the Interim Balance Sheet and through the date of this Agreement and do not exceed $1,000,000 individually,with respect to trade payables or (iii) were incurred after the date of this Agreement in transactions permitted by Section 4.5 hereof.

                         2.8  Absence of Changes.  Except as set forth in
               Schedule 2.8, since August 31, 1997, the Company has conducted business only in the ordinary course of business and consistent with past practices and, since August 31, 1997, there has not been (i) any material adverse change in the condition, financial or otherwise, business, assets, properties or results of operations of the Company taken as a whole, or any event, occurrence or circumstance that could reasonably be expected to result in such a material adverse change, (ii) any event which, if it had taken place after the execution of this Agreement, would not have been permitted by Article IV hereof, or (iii) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

                         Without limiting the generality of the foregoing,
               since August 31, 1997, there has not been:

                         (a) any declaration, setting aside, or payment of any dividend or distribution (whether in cash, securities, property or a combination thereof) in respect of any of the shares in the capital of the Company or any direct or indirect redemption, purchase, or other acquisition by the Company of any shares in the capital of the Company or of any interest in or right to acquire any such shares;

                         (b) (i)except for the payment of a deferred bonus to the Seller in February, 1998, any employment, deferred compensation, or other salary, wage, or compensation contract entered into between the Company or any subsidiary and any of its officers, directors, employees, agents, consultants or representatives; (ii) any increase in the salary, wages, or other compensation, whether current or deferred, of any officer, director, employee, agent, consultant or representative of the Company or any subsidiary other than increases in the ordinary course of business and consistent with past practice and not resulting in an increase of more than 25% of the respective salary, wages, or other compensation of any such person, or
                    (iii) any creation of Plans (as defined in Section 11.3(p) hereof) or any contribution to (other than required contributions in the ordinary course of business and consistent with past practice), or amendment or modification of, any Plans;

                         (c) any issuance, sale, or other disposition by the Company of any debenture, note, share, or other security of the Company, or any modification or amendment of any of the foregoing (or any contract pursuant to which such securities were issued or such Liabilities were incurred);

                         (d) any Liability incurred by the Company for borrowed money or for the deferred and unpaid purchase price of goods or services (other than trade payables incurred in the ordinary course of business and consistent with past practice);

                         (e) any Liability incurred by the Company in any transaction not involving the borrowing of money which Liability individually or in the aggregate could subject the Company to liability for an amount in excess of $1,000,000, as to trade payables;

                         (f) any mortgage or pledge of, or the creation of any Lien on, any assets of the Company securing Liabilities of the Company or another person in an amount in excess of $5,000,000;

                         (g) any damage, destruction or loss (whether or not covered by insurance) (a "Casualty Event") of any assets having a replacement value, individually or in the aggregate, in excess of $50,000.00 or, regardless of the replacement value of the assets involved, any Casualty Event that has had or could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, results of operations or prospects of the Company taken as a whole;

                         (h)  any material change in any financial
                    reporting, tax, or accounting practice or policy followed by the Company or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for any other tax or accounting purposes;

                         (i) any material payment, prepayment, discharge, or satisfaction by the Company of any Lien or Liability other than Liens or Liabilities that were paid, discharged, or satisfied in the ordinary course of business and consistent with past practice;

                         (j) any material cancellation of any Liability owed to the Company by any other person (other than trade credit concessions made in the ordinary course of business and consistent with past practice);

                         (k) any material write-off or write-down of, or any determination to materially write off or write down, the assets of the Company or any portion thereof;

                         (l) any sale, transfer, or conveyance of any material assets of the Company except dispositions of obsolete inventory or equipment or dispositions of inventory in the ordinary course of business and consistent with past practice;

                         (m) any amendment, termination, waiver, disposal, or lapse of, or other failure to preserve, any license, permit, or other form of governmental authorization of the Company , the result of which individually or in the aggregate has had or could have a material adverse effect on the business, condition (financial or otherwise), assets, results of operations or prospects of the Company taken as a whole;

                         (n) any sale, transfer, conveyance or lapse of any interest in any material franchise, patent, trademark, trade name, copyright, license or similar intangible asset of the Company used or useful in their businesses as now conducted;

                         (o) any transaction or arrangement under which the Company paid, lent, advanced or invested any amount to or in respect of, or sold, transferred, or leased any of its assets or any services to, (i) Seller,
                    (ii) any officer or director of the Company or of any affiliate of Seller; (iii) any affiliate of Seller, or the Company or of any such officer or director, or
                    (iv) any business or other person in which Seller, the Company, any such officer or director, or any such affiliate has any material interest, except for payments of salaries, wages and other employee benefits to officers or directors of the Company or any subsidiary in the ordinary course of business and consistent with past practice and except for advances made to, or reimbursements of, officers or directors of the Company for travel and other business expenses in reasonable amounts in the ordinary course of business and consistent with past practice;

                         (p) any amendment of, any failure to perform any of its obligations under, any default under, any waiver of any right under, or any termination (other than on the stated expiration date) of, any contract that involves or may reasonably be expected to involve the annual expenditure or receipt by the Company or any subsidiary of more than $50,000.00 or that individually or in the aggregate is material to the business, condition (financial or otherwise), assets, results of operations or prospects of the Company taken as a whole;

                         (q) any amendment to the articles or certificate of incorporation or bylaws of the Company or any subsidiary;

                         (r) any expenditure or commitment for additions to property, plant, equipment, or other tangible or intangible capital assets of the Company or any subsidiary, which expenditure or commitment exceeds $750,000.00, individually or in the aggregate; or

                         (s) any agreement or commitment to take any of the actions that should be disclosed as exceptions to this Section 2.8.


                         2.9   Taxes.  Except as disclosed in Schedule 2.9:


                         (a)  Adequate provision has been made by the
                    Company in the Interim Balance Sheet for any Taxes due and unpaid at the date of the Interim Balance Sheet and any Tax installments due in respect of the current taxation year of the Company. Except to the extent reflected or reserved against in the Interim Balance Sheet, the Company is not liable for any Taxes, covering all past periods through the 1997 fiscal year. Canadian federal and provincial income tax assessments or reassessments have been received by the Company covering all past periods through the 1997 fiscal year, and the Company has paid all such assessments and reassessments, or where permitted by law, security therefor has been provided. There are no notices of objection or appeals outstanding with respect to any assessment, reassessment or determination of the Company by any Tax Authority. There are no actions, suits, investigations, claims or other proceedings pending or, to the best of the Seller's knowledge, after due inquiry, threatened, against the Company in respect of any Taxes, and there are no facts or circumstances known to the Seller, or to the best of Seller's knowledge, acts, omissions, events, transactions or series of transactions (including the transactions contemplated by this Agreement) occurring wholly or partly on or before the Time of Closing, which could, or are likely to, give rise to any such actions, suits, audits, proceedings, investigations or claims. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax return or the payment of any Taxes by the Company. Purchaser acknowledges that Revenue Canada shall be proceeding with a standard GST audit of the Company in July, 1998.

                         (b) The Company has on a timely basis filed all Tax returns, information returns, elections or designations in respect of any Taxes required to be filed by them under any Tax legislation. No such filing has contained any material misstatement or omitted any statement of material fact that should have been included therein. The Company has not and is not required to file any Tax returns, information returns or designations in any jurisdiction outside Canada, provided, however, a United States tax information return.

                         (c) The Company has withheld and remitted to the proper authority, or where permitted by law, provided security for, on a timely basis and in a form required under the appropriate Tax legislation all amounts in respect of Taxes, including Canadian pension plan contributions, employment insurance premiums and any other deductions, required to be withheld and remitted by them.

                         (d) There is no deductible outlay or expense owing by the Company to a person with whom it was not dealing at Arm's Length at the time the outlay or expense was incurred which is unpaid and which will be included in the Company's income for any taxation year ending on or after the Closing Date.

                         (e) The Company does not have any loans in excess of $10,000, or indebtedness outstanding which have been made to shareholders, directors, officers or employees, or former shareholders, directors, officers or employees of the Company, or to any person or corporation not dealing at Arm's Length with the Company.

                         (f) The Company is a registrant for purposes of the ETA and its registration number for purposes of goods and services tax is 137839304 RT.

                         (g) The Company has not, directly or indirectly, transferred property to or acquired property from a person with whom the Company was not dealing at Arm's Length for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof.

                         (h) All of the interest which has been paid or is payable by the Company in respect of its current liabilities and long-term debt is deductible in calculating the Company's income for tax purposes.

                         (i) The Company is not a financial institution within the meaning of the ETA.

                         (j) The Company is not a party to any elections made under the ETA.


                         2.10  Litigation.  Except as disclosed in Schedule
                     2.10:


                         (a) There are no actions, suits, investigations, arbitrations, or proceedings pending, or, to the knowledge of Seller or the Company, threatened, against Seller or any of his assets that questions the validity or enforceability of this Agreement or that could have an adverse effect on the ability of Seller to perform its obligations hereunder.

                         (b) There are no actions, suits, investigations, arbitrations, or proceedings pending, or, to the knowledge of Seller , threatened, against the Company or any of its assets or which questions the safety, reliability or suitability of any of the Company's products.

                         (c)  There are no writs, judgments, decrees,
                    injunctions, or similar orders of any court or governmental or arbitral authority outstanding against the Company or any of its respective assets.

                         2.11  Compliance With Laws.  Except as disclosed in
               Schedule 2.11, since August 31, 1995 the Company has not been in violation (or with or without notice or lapse of time or both would be in violation) of any term or provision of any applicable law, rule or regulation (including without limitation any Environmental Law, as defined in
               Section 11.3) or any writ, judgment, decree, injunction, or similar order applicable to such entity or any of its assets. Without limiting the generality of the foregoing the Company has duly and validly filed or caused to be filed all reports, statements, documents, registrations, filings, or submissions that were required by applicable law, rule or regulation to be filed with any court or other governmental authority. All such filings complied with applicable laws, rule or regulation in all material respects when filed and to the knowledge of Seller and the Company, no deficiencies have been asserted by any person with respect to any such filings.

                         2.12  Employment Matters; Pension and Benefit
                               Plans.

                         (a) Employment Matters


                         (i)  Schedule 2.12 sets forth a true and complete
                            list of all directors, officers and salaried employees of the Company, their respective positions, current salaries, benefits and other remuneration and indicating which officers and employees are parties to a written or oral agreement with the Company (including confidentiality and non-competition agreements). Except as disclosed in Schedule 2.12, the Company is not a party to any agreement with former or present officers, employees, agents or independent contractors in connection with the business of the Company.

                         (ii) The Company has no obligation to reinstate
                            any former officer or employee of the Company.

                         (iii) There are no oral contracts of employment
                            entered into with any officers or employees employed by the Company which are not terminable in accordance with applicable law. The Company has not entered into any agreement with any officer or employee employed by the Company with respect to termination of employment, and no officer or employee employed by the Company has indicated his or her intention to resign.

                         (iv) There has been no material change in the
                            directors, officers and salaried employees of the Company, their positions or the terms and conditions of their employment since August 31, 1997 which is not identified in Schedule 2.12, and no such change is anticipated.


                         (v)  All wages, salaries, vacation pay, bonuses,
                            commissions and other emoluments relating to the Company's business or the directors, officers and employees of the Company are reflected and accrued in the records of the Company , except with respect to vacation pay, for which no accrual is provided for salaried employees.
                            Such vacation pay is expensed as incurred and will be reflected appropriately in the Company's 1998 EBITDA.

                         (vi) The Company has withheld from each payment
                            made to any of their directors, officers and employees, and their former directors, officers and employees, the amount of all Taxes and other deductions (including income taxes, pension plan, unemployment insurance and disability contributions) required to be withheld, and have paid the same together with the employer's share of same, if any (to the extent required to be paid so that no such amount is past due), to the proper Tax and other receiving officers within the time required under applicable legislation.

                         (vii)  There are no outstanding, pending, or to the
                            best of the Seller's knowledge, threatened or anticipated assessments, actions, causes of action, claims, complaints, demands, orders, prosecutions or suits against the Company, or their former or present directors, officers or agents pursuant to or under any applicable law, statutes, rules, regulations, ordinances or orders, including social security, unemployment insurance, income tax, employer health tax, employment standards, labor relations, occupational health and safety, human rights, worker's compensation and pay equity.

                         (viii)  The Company has not made any agreement,
                            directly or indirectly, with any labor union, employee association or other similar entity or made commitments to or conducted negotiations with any labor union or employee association or other similar entity with respect to any future agreements. No trade union, employee association or other similar entity holds any bargaining rights with respect to any of the employees of the Company acquired by certification, interim certification, voluntary recognition, designation or successor rights, or has applied to be certified as the bargaining agent of the employees of the Company. The Seller is not aware of any current attempts to organize or establish any labor union, employee association or other similar entity affecting the Company or the Company's business.

                         (ix)  The Company has not experienced any strikes,
                            work stoppages, claims of unfair labor practice or other material labor disputes.

                         (x)  To the best of the Seller's knowledge, after
                            due inquiry, no officer or employee of the Company is eligible for short-term or long-term disability benefits.

                         (xi)  All of the officers and employees of the
                            Company identified in Schedule 2.12 are in good standing under the terms and conditions of their employment, and the Seller is not aware of any problem or difficulty associated with any such officer or employee, or the employment of any such officer or employee.

                         (b)Pension and Benefit Matters

                         The Company does not maintain or provide Plans and has no liabilities under or to any Plans. Schedule
                         2.12 sets forth a true and complete list of all employee benefits of any kind including but not limited to health, life or disability insurance plans or programs, and with respect to such benefits there is no unfunded liability, solvency deficiency, unpaid regular or special payment, experience deficiency, whether due or not and the costs of such benefits are reflected or accrued in the records of the Company..

                         2.13  Properties.

                         (a)  The Company does not own any real property.

                         (b) Schedule 2.13(b) contains a true and complete list and description of all real property leased by the Company. The Company has a valid leasehold interest in all real property leased in connection with the business, operations, or affairs of the Company. No improvement on any leased real property encroaches upon any real property of any other person. The Company leases, or has a valid right under contract to use, adequate means of ingress and egress to, from and over all such real property.

                         (c) Except as set forth as Schedule 2.13(c), the Company has good and marketable title to, or has a valid leasehold interest in or has a valid right under contract to use, all tangible personal property that is used in the conduct of the business, operations, or affairs of the Company, free and clear of all Liens (including without limitation the assets reflected on the Interim Balance Sheet which have not been disposed of since its date in the ordinary course of business and consistent with past practice). All such tangible personal property is in good operating condition and repair (reasonable wear and tear excepted), is suitable for its current uses and such property is, in the aggregate, adequate and sufficient for the operation of the business of the Company, as currently conducted at the current production level and conforms in all material respects to all applicable laws.

                         (d) Schedule 2.13(d) contains a true and complete list and description of all registered (i) marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights, trade names and service marks, and all applications in respect thereof, that are used in the conduct of the business, operations, or affairs of the Company and (ii) all computer software, programs and similar systems owned by or licensed to the Company or used in the conduct of the business, operations, or affairs of the Company. The Company has and, after the Closing, will have, the right to use, in the manner currently used by the Company, free and clear of any royalty or other payment obligations or other Liens, such intellectual property and computer software, programs and similar systems, except for such royalties, licensing fees or other payment obligations set forth in Schedule 2.13(d), subject to all standard licensing agreements with respect to the software programs licensed by the Company. The Company is not in conflict with or in violation or infringement of, nor has Seller or the Company received any notice of any conflict with or violation or infringement of or any claimed conflict with, any asserted rights of any other person with respect to any such intellectual property or computer software, programs, or similar systems.

                         2.14 Environmental Matters. Except as disclosed in Schedule 2.14:

                         (a) The Company's business has been and is being carried on, and the Property is, in compliance with all applicable environmentally related common law and all Environmental Laws, Environmental Regulations and Environmental Orders.

                         (b) No Environmental Permits are required for carrying on the Business as it is presently being conducted and as it is anticipated it will be conducted hereafter.

                         (c) The Company has not used and does not use any of its facilities or permit them to be used to generate, manufacture, refine, treat, transport, handle, store, dispose, transfer, produce or process Hazardous Waste.

                         (d) The Company has not received any written or oral notice of any alleged violation of any Environmental Laws or other damage to the environment or human health emanating from or occurring on the Property or any of the facilities of the Company situated on the Property and to the best of the Seller's knowledge, after due inquiry, no fact or circumstance exists which would give rise to such a claim.

                         (e) The Company does not own or operate, and the Seller has no knowledge of, any underground storage tanks under the Property or any of the facilities of the Company.

                         (f)  There is no radon at levels deemed
                    unacceptable by any health, labor or environmental authority of any Authority present at, on, in or under, or discharged or emitted from the property or any of the facilities of the Company situated on the Property.

                         (g) The Company has not been convicted of an offense for non-compliance with any Environmental Laws, Environmental Regulations or Environmental Order or has been fined or otherwise sentenced or settled any prosecution short of conviction in connection with the Business. The Seller does not know, or have reasonable grounds to know, of any fact which could give rise to a notice of non-compliance with any Environmental Laws, Environmental Regulations or Environmental Orders.

                         (h)  The Company is not required to maintain
                    environmental records relating to its business. The Company has not conducted an environmental audit of its business.

                         (i) The Company has not caused or permitted, and the Seller does not have any knowledge of any predecessor having caused or permitted, the Release of any Hazardous Substances on or off-site from the place or places where the Company carries on the Business, and all wastes and substances disposed of, treated or stored by the Company or to the knowledge of Sellers, by any predecessor on or off-site such places of business, whether hazardous or non-hazardous, have been and are disposed of, treated and stored in compliance with all Environmental Laws, Environmental Regulations or Environmental Orders.


                         2.15 Contracts. Schedule 2.15 contains a true and complete list of each of the following contracts (whether or not in writing) or other documents or arrangements (true and complete copies, or, in the case of oral contracts or arrangements, written summaries of the terms, of which have been furnished to Purchaser), to which the Company is a party or by which any of its assets is or may be bound:

                         (a) all employment, agency, consultation, or representation contracts or other contracts of any type (including without limitation agreements relating to loans or advances) with any present officer, director, employee, agent, consultant, or other similar representative (or any former officer, director, employee, agent, consultant or similar representative if there exists any present or future Liability with respect to such contract), other than contracts with consultants, agents and similar representatives who do not receive compensation of $35,000.00 or more per year;

                         (b) all contracts with any person containing any stipulation, provision, or covenant limiting the ability of any person to compete with or to provide products or services to the Company or limiting the ability of the Company to (i) sell any products or services of any other person, (ii) transact business or engage in any line of business, or (iii) compete with or to obtain products or services from any person;

                         (c)  except with respect to trade payables
                    incurred in the ordinary course of business, all contracts relating to the borrowing of money by the Company, relating to the deferred purchase price for property or services, or relating to the direct or indirect guarantee by the Company of any Liability that individually or in the aggregate exceeds $10,000.00, including, without limitation, any contract relating to
                    (i) the maintenance of compensating balances that are not terminable without penalty upon not more than 60 calendar days' notice, (ii) any line of credit or similar facility, (iii) the payment for property, products, or services of any other person, or (iv) the obligation to take-or-pay, keep-well, make-whole, or maintain surplus or earnings levels or perform other financial ratios or requirements;

                         (d) all contracts pursuant to which the Company has agreed to indemnify or hold harmless any person;

                         (e) all leases or subleases of real property used in the business, operations, or affairs of the Company;

                         (f) all contracts or arrangements (including, without limitation, those relating to allocations of expenses, personnel, services, or facilities) between or among the Company, or Seller or any affiliate of Seller;

                         (g) all outstanding proxies, powers of attorney, or similar delegations of authority of the Company;

                         (h) all collective bargaining or similar labor contracts;

                         (i) all leases or subleases of personal property that involve the payment or potential payment, pursuant to the terms of such lease or sublease, by the Company of more than $10,000.00 per year (it being understood that any such leases not listed on Schedule 2.15 do not have an aggregate annual cost to the Company in excess of $10,000.00;


                         (j) all other contracts that involve the payment or potential payment, pursuant to the terms of such contracts, by or to the Company of more than $10,000.00 individually or in the aggregate or that are otherwise material to the business, condition (financial or otherwise), results of operations or prospects of the Company.

                         Each contract or arrangement disclosed or required
               to be disclosed in Schedule 2.15 is in full force and effect and constitutes a legal, valid and binding obligation of each party thereto, and to the best of Seller's knowledge enforceable against each party in accordance with its terms. Neither Seller nor the Company has received any notice, whether written or oral, of termination or intention to terminate from any other party to such contract. Neither the Company nor, to the knowledge of Seller and the Company, any other party to such contract is in violation or breach of or default under any such contract (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such contract).

                         2.16  Licenses and Permits.  Except as disclosed in
               Schedule 2.16, the Company owns or validly holds all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments that are required for its business, operations and affairs. All such licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments are and will remain, immediately following the Closing, valid, binding and in full force and effect.

                         2.17 Insurance. Schedule 2.17 contains a true and complete list of all liability, property, workers compensation, directors and officers liability and other similar insurance contracts that insure the business, operations, or affairs of the Company or that affect or relate to the ownership, use, or operations of any of its assets. All such insurance is in full force and effect and copies of all such contracts have been made available to Purchaser.

                         2.18  Intercompany Liabilities.  Except as
               disclosed in Schedule 2.18, (a) neither Seller nor any Affiliate of Seller or the Company provides or causes to be provided to the Company any products, services, equipment, facilities, or similar items and (b) there are no Liabilities between the Company and Seller or any other Affiliate of the Company or the Seller. Except as disclosed in Schedule 2.18, since the date of the Interim Balance Sheet, such intercompany Liabilities have been paid in the ordinary course of business and consistent with past practice.

                         2.19 Corporate Records. The minute books and corporate records of the Company contain complete and accurate records of all proceedings and actions taken at all meetings, or by written consent in lieu of meetings, of the stockholders and the Board of Directors and all authorized committees of the Board of Directors thereof.

                         2.20 Bank Accounts. Schedule 2.20 contains (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has accounts or safe deposit boxes or maintains banking, custodial, trading, or other similar relationships and (b) a true and complete list and description of each such account, box and relationship.

                         2.21 Warranties and Returns. Schedule 2.21 hereto sets forth a summary of present practices and policies followed by the Company with respect to guarantees, warranties, servicing, or repairs of any products manufactured or sold and services rendered by it, whether such practices are oral or in writing or are deemed to be legally enforceable. Except as set forth on Schedule 2.21 hereto, to the knowledge of Seller or of the Company, there are no written statements, citations, or decisions by any court, arbitrator, governmental authority or nationally recognized standards organization stating that any product actually sold by the Company is defective or unsafe or fails to meet any standards promulgated by any court, arbitrator, governmental authority or nationally recognized standards organization . Except as set forth on Schedule 2.21 hereto, there is not presently, nor has there been, any failure of a product sold by the Company such as to require, or which may require, a general recall or replacement campaign with respect to such product or a reformulation or change of such product. Except as set forth on Schedule 2.21 hereto, there is no (a) fact, known to the Seller, relating to any product of the Company that may impose upon the Company a duty to recall any such product or a duty to warn customers of a defect in any such product, (b) material design, manufacturing, or other defect, known to the Seller, in any such product, or (c) material liability for warranty claims, returns, or servicing with respect to any such product not fully reflected on the Interim Balance Sheet.

                         2.22 Customers and Suppliers. Schedule 2.22 sets forth (a) list of the Company's ten largest customers based on sales during the ten month period ending June 30, 1998, showing: (i) the approximate total sales by the Company to each such customer during such period, and (ii) current prices, anticipated volumes and principal terms and conditions of sale to each such customer respectively, and
               (iii) and the questions to be asked of each such customer pursuant to Section 4.3 and the Seller's anticipated answers; and (b) a list of the Company's ten largest suppliers for such periods, showing the approximate total purchases by the Company from each such supplier during each such period. Since August 31, 1997, there has not been any material adverse change in the business relationship of the
               Company with any material customer or supplier.   Seller has
               no actual knowledge of the existence of any such material adverse change (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise).

                         2.23 Disclosure. No representation or warranty made by Seller in this Agreement, in the schedules hereto, or in any certificate furnished by Seller to Purchaser in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

                         2.24 Residency.   Each of the Sellers is not a
               non-resident of Canada within the meaning of the Tax Act.


                                       ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF PURCHASER


                         Purchaser hereby represents and warrants to
               Sellers as follows:

                         3.1  Organization.  Purchaser is a corporation

               duly organized, validly existing and in good standing under the laws of the State of Delaware.

                         3.2  Corporate Authority. Purchaser has full
               corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The Purchaser's execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

                         3.3 Consents and Approvals. Purchaser is not required to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental authority as a condition to the lawful consummation of the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of its obligations under this Agreement will not: (i) conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Purchaser;
               (ii) except as set forth in Schedule 3.3, conflict with or constitute a default under, or give rise to any right to terminate, cancel, modify or accelerate, any contract, agreement, license, mortgage, note, bond, debenture or other evidence of indebtedness to which Purchaser is a party or by which any of its assets may be bound; (iii) violate any term or provision of any law, rule or regulation or any permit, concession, grant, franchise, license, writ, judgment, decree, injunction, order or ruling of any court or governmental or regulatory authority applicable to Purchaser; or (iv) result in the creation or imposition of any Lien upon Purchaser or any of it assets.

                         3.4  Purchase for Investment.  Purchaser is
               acquiring the Shares for its own account for investment purposes and not with a view to the distribution of the Shares. Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares. Purchaser will not, directly or indirectly, dispose of the Shares except in compliance with applicable federal and state securities laws.


                                        ARTICLE IV

                                   COVENANTS OF SELLER

                         Seller covenants and agrees with Purchaser as
               follows:

                         4.1 Contract and Regulatory Approvals. Seller will take and will cause the Company (a) to take all commercially reasonable steps necessary or desirable, and to proceed diligently and in good faith and to use all commercially reasonable efforts, to obtain as promptly as practicable all (i) approvals and consents of any person under all contracts to which the Seller or the Company is a party, or by which their respective assets may be bound, necessary to permit Seller to consummate the transactions contemplated hereby and (ii) all approvals, authorizations and clearances of governmental authorities required of the Seller or the Company to consummate the transactions contemplated hereby, (b) to provide such other information and communications to such governmental authorities as Purchaser or such authorities may reasonably request and
               (c) to cooperate with Purchaser in obtaining, as promptly as practicable, all approvals, authorizations and clearances of governmental authorities and other persons required of Purchaser to consummate the transactions contemplated hereby Without limiting the generality of the foregoing, Seller shall obtain the assignment by Boyer Investments Ltd. as Lessee of its lease dated April 4 , 1997 with D. Graeme Investments Ltd. as Lessor to the Company (the "Assignment") and the consent to the Assignment by Lessor (the "Consent"). The Assignment and Consent shall be in form and substance satisfactory to Purchaser.

                         4.2  Intentionally Omitted.

                         4.3 Investigation by Purchaser. Seller will provide and will cause the Company to provide, Purchaser, its counsel, accountants and other representatives (including its financing sources and their respective representatives) with full access, upon prior notice and during normal business hours, to all facilities, officers, employees, agents, accountants, assets and books and records of the Company and will furnish Purchaser and such other persons with all such information and data (including without limitation copies of contracts, Plans and other books and records) concerning the business, operations and affairs of the Company as Purchaser or any of such other persons reasonably may request. Not less than 24 hours before the Closing Date, Seller shall arrange for Purchaser to speak with the customers set forth on Schedule 2.22 in accordance with the procedure set forth on Schedule 2.22.

                         4.4 No Negotiations. Seller shall not initiate or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any Company Acquisition Proposal (as defined below), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Company Acquisition Proposal, or authorize or permit any of the officers, directors or employees of Seller or the Company, or any investment bank, financial advisor, attorney, accountant or other representative of Seller or the Company to take any such action. With respect to any such inquires or proposals received after the date of this Agreement, Seller shall promptly notify Purchaser of all relevant terms of any such inquiries and proposals received by it or the Company or by any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative relating to such matters, and if such inquiry or proposal is in writing, Seller shall deliver or cause to be delivered to Purchaser a copy of such inquiry or proposal. For purposes of this Agreement, "Company Acquisition Proposal" shall mean any of the following (other than the transactions between Seller and Purchaser contemplated hereunder) involving the Company: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 51 % or more of the assets or securities of the Company in a single transaction or series of transactions; or (iii) any acquisition, issuance or transfer of shares in the capital or other securities of the Company.

                         4.5 Conduct of Business. Seller will cause the Company to conduct its business only in the ordinary course and consistent with past practice. Seller will not take and will not permit the Company to take action that would cause the representations set forth in Article II hereof to be untrue at any date after the date hereof. Without limiting the generality of the foregoing:

                         (a) Seller will use, and will cause the Company to use, all commercially reasonable efforts to
                    (i) preserve intact the present business organization, reputation and customer relations of the Company,
                    (ii) keep available the services of the present officers, directors, employees, agents, consultants and other similar representatives of the Company, and
                    (iii) maintain in full force and effect all contracts, documents and arrangements referred to in Section 2.15 hereof;

                         (b)  Seller will, and will cause the Company to,
                    (i) maintain all licenses, qualifications and authorizations of the Company to do business in each jurisdiction in which it is so licensed, qualified, or authorized, (ii) maintain all assets of the Company in good working order and condition, ordinary wear and tear excepted and (iii) continue all current marketing and selling activities relating to the business, operations and affairs of the Company;

                         (c) Seller will cause the books and records of each of the Company to be maintained in a prudent manner;

                         (d) Seller will cause the Company (i) to prepare properly and to file duly and validly all reports and all Tax Returns required to be filed with any governmental or regulatory authorities with respect to the business, operations, or affairs of the Company and
                    (ii) to pay duly and fully all Taxes indicated by such Tax Returns or otherwise levied or assessed upon the Company or any of its assets and to withhold or collect and pay to the proper taxing authorities or hold in separate bank accounts for such payment all Taxes that the Company is required to so withhold or collect and pay, unless such Taxes are being contested in good faith and, if appropriate, reasonable reserves therefor have been established and reflected in the books and records of such entity and in accordance with GAAP; and

                         (e) Seller will use, and will cause the Company to use, all commercially reasonable efforts to maintain in full force and effect substantially the same levels of coverage as the insurance afforded under the contracts listed in Schedule 2.17.

                         (f) Seller will cause the Company to not declare or pay any dividends or other distributions to stockholders.

                         4.6  Financial Statements and Reports.

                         (a)  As promptly as practicable, Seller will
                    deliver to Purchaser true and complete copies of the following:

                                   (i)  the unaudited balance sheet of
                    the Company as of the fiscal year ending August 31, 1998 and the related statements of income, shareholder's equity and cash flows of the Company for such year then ending and for the prior year, together with the notes relating thereto, which financial statements (and the notes relating thereto together with the Company's independent accountants report of review) will be prepared in accordance with GAAP and will present fairly the financial position of the Company as of each date thereof and the related results of operations and cash flow and changes in stockholder's equity of the Company for each period covered thereby.

                                   (ii) the unaudited balance sheet of
                    the Company as of each month ending after the date of the Interim Balance Sheet up to and including August 31, 1998 and the related statements of income, shareholder's equity and cash flows of the Company for such month and the year-to date period then ending, which financial statements will be prepared in accordance with GAAP (except for the absence of notes) and will present fairly the financial position of the Company as of each date thereof and the related results of operations and cash flow and changes in shareholder's equity of the Company for each period covered thereby.

                         (b)  As promptly as practicable, Seller will
                    deliver to Purchaser true and complete copies of such other material financial statements, reports, or analyses as may be prepared or received by Seller or any affiliate of Seller as relate to the business, operations, or affairs of the Company, including, without limitation, routine internal management reports and special reports (such as those prepared by the Seller's or the Company's consultants or advisers).

                         4.7  Employee Matters.

                         (a) Except as may be required by law, rules or regulations, Seller will refrain, and will cause the Company to refrain, from directly or indirectly:

                                   (i)   making any representation or
                    promise, oral or written, to any officer, director, employee, agent, consultant, or other similar representative of the Company concerning any Plan;

                                   (ii)  making any change to, or
                    amending in any way, the contracts, salaries, wages, or other compensation of any officer, director, employee, agent, consultant, or other representative of the Company other than changes or amendments that (a) are made in the ordinary course of business and consistent with past practice, (b) do not and will not result in increases of more than 4% in the salary, wages, or other compensation of any such person and (c) do not and will not exceed, in the aggregate, 5% of the total salaries, wages and other compensation of all employees of such entity;

                                   (iii) adopting, entering into,
                    amending, altering, or terminating, partially or completely, any Plans relating to or affecting any employee of the Company;

                                   (iv)  adopting, entering into,
                    amending, altering, or terminating, partially or completely, any employment, agency, consultation, or representation contract that is, or had it been in existence on the effective date of this Agreement would have been, required to be disclosed in Schedule 2.15;


                                   (v)   entering into any contract
                    with any officer, director, employee, agent, consultant, or other similar representative of the Company;

                                   (vi)  assuming, entering into,
                    amending, altering, or terminating any labor or collective bargaining agreement or contract to which the Company is a party or by which it is affected;

                                   (vii) hiring any officer, director,
                    employee, agent, consultant, or other representative of the Company whose annual compensation exceeds $50,000; or

                                   (viii) implementing any termination
                    of any employee except for cause or with Purchaser's consent.

                         4.8  Participation in Plans.

                              [Intentionally Omitted]
                         (a)

                         4.9 No Disposal of Property. Except as expressly permitted in this Agreement, Seller will cause the Company to refrain from (a) disposing of any assets of the Company and from permitting any of such assets to be subjected to any Liens, except for dispositions of assets in the ordinary course of business in the ordinary course of the business and consistent with past practice and except for non-consensual Liens imposed by operation of law, (b) entering into any contracts obligating the Company to administer or manage the operations of any other person and (c) entering into any contracts permitting any person other than the Company to administer or manage the operations of the Company.

                         4.10 No Breach or Default. Seller will cause the Company to refrain from violating, breaching, or defaulting and from taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a violation, breach, or default, under any term or provision of any contract listed in Schedule 2.15 or which, if permitted by this Agreement to be entered into after the date of this Agreement would have been required to be listed in Schedule 2.15 if such representation had been made at the date of such contract.

                         4.11 No Acquisitions. Seller will cause the Company to refrain from (a) merging, consolidating, or otherwise combining or agreeing to merge, consolidate, or otherwise combine with any other person, (b) acquiring or agreeing to acquire all or substantially all assets or capital stock or other equity securities of any other person, or (c) otherwise acquiring or agreeing to acquire control or ownership of any other person.

                         4.12  Intercompany Liabilities.   Seller will cause
               the Company to refrain from incurring any Liabilities between the Company and Seller or any affiliate of Seller (other than the Company) to be outstanding on the Closing Date. At or prior to the Closing, all such Liabilities shall be paid or otherwise settled in full. The Company will not enter into any contract or, except as required by any contract disclosed in Schedule 2.15, engage in any transaction with Seller or any Affiliate of Seller (other than the Company). Except as otherwise specifically provided herein, on the Closing Date Seller will terminate and will cause the Affiliates of Seller (other than the Company) to terminate each contract between the Company and Seller or any such Affiliate.

                         4.13 Resignations of Directors. Seller will cause such members of the boards of directors and such officers of the Company as are designated by Purchaser to tender, effective at the Closing, their resignations from such boards of directors or from such offices. If requested by Purchaser, Seller will cause the election of Purchaser's nominees to such boards of directors.

                         4.14 Tax Matters. Seller will refrain and will cause the Company to refrain from making, filing, or entering into (whether before or after the Closing) any election, consent, or agreement with respect to the Company or its assets.

                         4.15 Books and Records. On the Closing Date, Seller will deliver to Purchaser or will make available to Purchaser all books and records of the Company. If (at any time after the Closing) Seller discovers in its possession or under its control any other books and records of the Company, Seller will forthwith deliver such books and records to Purchaser.

                         4.16  Notice and Cure.  Seller will notify
               Purchaser promptly in writing of and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to, any event, transaction, or circumstance occurring after the date hereof that causes or will cause any covenant or agreement of Seller under this Agreement to be breached or that renders or will render untrue any representation or warranty of Seller contained in this Agreement. Seller will use all commercially reasonable efforts to cure, before the Closing,
               (a) any such breach or misrepresentation and (b) any violation or breach of any representation, warranty, covenant, or agreement made by it in this Agreement, whether occurring or arising before or after the date hereof.

                         4.17 Recoveries.  Seller shall pay to Purchaser
               (i) any net loss incurred in connection with foreign currency transaction described on Schedule 2.15 and (ii) the net loss, if any, from the litigations described on
               Schedule 2.10, such net loss be inclusive of legal fees and other costs incurred or received by the Company, as the case may be.


                                        ARTICLE V

                                  COVENANTS OF PURCHASER


                    Purchaser covenants and agrees with Seller as follows:
                         5.1  Conduct of the Business. Following the

               Closing and through August 31, 1998 the Purchaser shall operate the business of the Company only in the ordinary course of business consistent with the past practices of the Company.

                         5.2  Recoveries.  Purchaser shall pay to Seller
               (i) the net gain, if any, obtained in connection with the foreign currency transactions described on Schedule 2.15 and
               (ii) the net recovery, if any, from the litigations described on Schedule 2.10, such net recovery to be inclusive of legal fees and other costs incurred or received by the Company, as the case may be.

                                        ARTICLE VI

                          CONDITIONS TO OBLIGATIONS OF PURCHASER


                         The obligation of Purchaser to close the
               transaction of purchase and sale contemplated hereby is subject to the following conditions precedent each of which is for the exclusive benefit of Purchaser and may be waived by Purchaser in whole or in part:

                         6.1  Representations and Warranties.  Each
               representation and warranty made by Sellers in this Agreement, in the certificates delivered by Sellers pursuant to this Agreement and in schedules hereto shall be true in all material respects on the date on which made and shall be true in all material respects on and as of the Closing Date as though such representation and warranty were made on and as of the Closing Date.

                         6.2 Performance. Seller shall have performed or complied with all its agreements, covenants and obligations required to be performed or complied with by this Agreement on or before the Closing Date.

                         6.3 Employment Agreement. The Company and Seller shall have entered into an Employment Agreement substantially in the form annexed hereto as Exhibit D.

                         6.4 No Injunctions. There shall not be in effect on the Closing Date any injunction or similar restraining order of any court or governmental authority of competent jurisdiction preventing either party from consummating any of the transactions contemplated by this Agreement nor shall there be any writ, injunction, decree or similar order or any court or governmental authority of competent jurisdiction that would impose any limitation on Purchaser's ability to exercise full rights of ownership of the Shares.

                         6.5 Consents and Authorizations. Each of the governmental and other approvals, consents, permits, or waivers listed in Schedule 3.3 including adequate financing to consummate this transaction contemplated hereby shall have been obtained on or before July 31, 1998 unless Purchaser on or before such date has waived such condition to its obligation to close and in Schedule 2.6 shall have been obtained and the Assignment and Consent shall have been obtained.

                         6.6  No Adverse Change.  Except as disclosed in
               Schedule 2.8, since the date of the Interim Balance Sheet, there shall not have been, occurred, or arisen any change in, or any event (including without limitation any damage, destruction, or loss whether or not covered by insurance), condition, or state of facts of any character that individually or in the aggregate has or may reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, results of operations or properties of the Company.

                         6.7  Opinion of Counsel.  Seller shall have
               delivered to Purchaser the opinion, dated the Closing Date, of Gowling, Strathy & Henderson, counsel to Seller, to the effect set forth in Exhibit B hereto.

                         6.8 Officer's Certificates. Seller shall have delivered to Purchaser a certificate, dated the Closing Date , to the effect set forth in Exhibit C-1 hereto. In addition, Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of Company, to the effect set forth in Exhibit_C-2 hereto.


                         6.9 Resignations. Seller shall have delivered to Purchaser the written resignations of the directors and officers of the Company or requested by Purchaser.

                         6.10 Escrow Agreement.  Purchaser and Seller shall
               have entered into the Escrow Agreement.


                                       ARTICLE VII

                           CONDITIONS TO OBLIGATIONS OF SELLERS

                    The obligation of Sellers to close is subject to the
               following conditions precedent each of which is for the exclusive benefit of Sellers and may be waived by Sellers in whole or in part:

                         7.1  Representations and Warranties.  Each
               representation and warranty made by Purchaser in this Agreement, in the certificates delivered by Purchaser pursuant to this Agreement and in schedules hereto shall be true in all material respects on the date on which made and shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

                         7.2 Performance. Purchaser shall have performed or complied with all its agreements, covenants and obligations required to be performed or complied with by this Agreement on or before the Closing Date.

                         7.3 Employment Agreement. The Company and Seller shall have entered into an Employment Agreement substantially in the form annexed hereto as Exhibit D.

                         7.4 No Injunctions. There shall not be in effect on the Closing Date any injunction or similar restraining order of any court or governmental authority of competent jurisdiction preventing either party from consummating any of the transactions contemplated by this Agreement.

                         7.5 Consents and Authorizations. Each of the governmental and other approvals, consents, permits, or waivers listed in Schedule 3.3 and in Schedule 2.6 shall have been obtained.

                         7.6 Opinion of Counsel. Purchaser shall have delivered to Seller the opinion, dated the Closing Date, of Alan Plotkin, Esq, counsel to Purchaser, to the effect set forth in Exhibit E hereto.

                          7.7 Officer's Certificates. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and signed by its chief executive officer, to the effect set forth in Exhibit F-1 hereto. In addition, Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of Purchaser, to the effect set forth in Exhibit F-2 hereto.


                         7.8 Escrow Agreement. Purchaser and seller shall have entered into the Escrow Agreement.


                                       ARTICLE VIII

                                  SURVIVAL OF PROVISIONS

                         8.1 Survival of Representations and Warranties. Subject to Section 8.3 and ARTICLE IX hereof, the representations and warranties respectively made by Sellers, and Purchaser in this Agreement, in the schedules hereto and in any certificate delivered pursuant to this Agreement will survive the Closing and will remain in full force and effect thereafter:

                         (a)  indefinitely in the case of Sections 2.2 and
                    2.4 and 2.13;

                         (b) until 60 days after the expiration of all periods allowed for objecting and appealing the determination of any proceedings relating to any assessment or reassessment of the Company by any Tax Authority in respect of any Tax period ending prior to the Closing in the case of the representations and warranties of Seller set forth in Section 2.9; and

                         (c) until the second anniversary of the Closing Date in the case of all other representations and warranties.

                    8.2  Survival of Covenants and Agreements.  Subject to
               Section 8.3 and ARTICLE IX hereof, all covenants and agreements respectively made by Sellers and Purchaser in this Agreement to be performed after the date hereof will survive the Closing and will remain in full force and effect thereafter, until the expiration of the terms or periods specified therein or (if there is no such specified term or period) indefinitely without regard to duration.

                    8.3 Pursuit of Claims. Notwithstanding the foregoing, any representation, warranty, covenant, or agreement as to which a bonafide claim for indemnification has been asserted in accordance with ARTICLE IX hereof during the applicable survival period set forth in Section 8.1 or 8.2 hereof will (with respect to such claim) survive and such claim may be pursued, beyond the expiration of such survival period until such claim is resolved by final, nonappealable judgment or by settlement.


                                        ARTICLE IX

                                     INDEMNIFICATION

                    9.1 Indemnification by Sellers. Subject to the provisions of Sections 9.3 and 9.4 hereof and this
               ARTICLE IX, Sellers will indemnify and hold harmless the Purchaser and its officers, directors, shareholders, employees and agents (each a "Purchaser Party") (whether or not such Purchaser Party owns any Shares) in respect of any and all monetary damages, Liabilities, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation punitive, treble, or other exemplary or extra contractual damages, amounts paid in settlement, interest, court costs, costs of investigation, fees and expenses of attorneys, accountants, actuaries, environmental consultants, engineers and geologists and other experts and other expenses of litigation or of any claim, default, or assessment) (collectively, "Damages") resulting from or relating to each of the following:

                         (a) any breach by Sellers of any representation, warranty, covenant, or agreement made by Sellers in this Agreement, in the schedules hereto, or in any certificate delivered by Sellers in connection with this Agreement;

                         (b) the employment or termination of employment (including constructive termination) by the Company of any individual (including without limitation any employee of the Company) attributable to any action or inaction occurring before the Closing Date; and

                         (c) any claim by any employee of the Company for workers compensation or related medical benefits asserted after the Closing Date that relates to an injury or illness originating before the Closing Date.


                    9.2 Indemnification by Purchaser. Subject to the provisions of Sections 9.3 and 9.4 hereof and this
               ARTICLE IX hereof, Purchaser will indemnify and hold harmless Sellers and its officers, directors, shareholders, employees and agents (each a "Seller Party") (whether or not such Seller Party sells any Shares) in respect of any and all Damages resulting from or relating to any breach by Purchaser of any representation, warranty, covenant, or agreement made by Purchaser in this Agreement

                    9.3  Indemnification Procedures.


                    (a) If any Purchaser Party or Seller Party, as the case may be (each an "Indemnitee") becomes aware of any matter for which it believes it is entitled to indemnification hereunder that involves (i) any claim made against the Indemnitee by any person or entity other than a Purchaser Party or a Seller Party or (ii) the commencement of any action, suit, investigation, arbitration, or similar proceeding against the Indemnitee by any person other than a Purchaser Party or a Seller Party, the Indemnitee will give the Seller or Purchaser, as appropriate (each an "Indemnifying Party") prompt written notice of such claim or the commencement of such action, suit, investigation, arbitration, or similar proceeding, provided that the failure of the Indemnitee to give such notice on a timely basis shall not limit the rights of the Indemnitee hereunder, except to the extent that the Indemnifying Party has suffered actual prejudice as a result thereof. Such notice will (A) provide (with reasonable specificity) the basis on which indemnification is being asserted, (B) set forth the actual or estimated amount of Damages for which indemnification is being asserted, if known, and (C) be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnitee.

                    (b) The Indemnifying Party will have a period of 30 days after the delivery of each notice required by
               Section 9.3(a) hereof during which to respond to such notice. If the Indemnifying Party elects to defend the claim described in such notice or does not respond within such 30-day period, the Indemnifying Party will be obligated to compromise or defend (and will control the defense of) such claim, at its own expense and by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnitee. The Indemnitee will cooperate fully with the Indemnifying Party and counsel for the Indemnifying Party in the defense against any such claim and the Indemnitee will have the right to participate at its own expense in the defense of any such claim. If the Indemnifying party responds within such 30-day period and elects not to defend such claim, the Indemnitee will be free to compromise or defend (and control the defense of) such claim and to pursue such remedies as may be available to the Indemnitee under applicable law.

                    (c) Any compromise or settlement of any claim (whether defended by the Indemnitee or by the Indemnifying Party) will require the prior written consent of the Indemnitee and the Indemnifying Party (which consent will not be unreasonably withheld).

                    (d) If an Indemnitee becomes aware of any matter for which it believes it is entitled to indemnification hereunder and such matter involves a claim made by any Purchaser Party or Seller Party, the Indemnitee will give the Indemnifying Party prompt written notice of such claim. Such notice will (i) provide (with reasonable specificity) the bases for which indemnification is being asserted and
               (ii) set forth the actual or estimated amount of Damages for which indemnification is being asserted. The Indemnifying Party will have a period of 30 days after the delivery of each notice required by this Section 9.3(d) during which to respond to such notice. If the Indemnifying Party accepts (in writing) full responsibility for the claim described in such notice, the actual or estimated amount of Damages reflected in such notice will be conclusively deemed a Liability that the Indemnifying Party owes and will pay (in cash) upon demand, to the Indemnitee. If the Indemnifying Party has disputed such claim or does not respond within such 30-day period, the Indemnifying Party and the Indemnitee agree to proceed in good faith to negotiate a resolution of such dispute. If all such disputes are not resolved through negotiations within 30 days after such negotiations begin, either the Indemnifying Party or the Indemnitee may initiate litigation to resolve such disputes. If the Indemnifying Party does not respond within 30 days after delivery of any claim notice required by this
               Section 9.3(d), the Indemnitee may initiate litigation to resolve such claim.

                         9.4  Indemnification Payments.  Sellers and
               Purchaser agree that any payment made under ARTICLE IX hereof will be treated by the parties on their Tax Returns as an adjustment to the aggregate consideration for the Shares. If, notwithstanding such treatment by the parties, any indemnity payment is determined to be taxable to Purchaser by any taxing authority, Seller shall indemnify Purchaser for any Taxes payable by Purchaser by reason of the receipt of such indemnity payment (including any payments under this Section 9.4), determined at a Tax rate equal to the appropriate federal, state and local corporate income Tax rate for the taxable year in which the indemnity is determined to be taxable to Purchaser.

                                        ARTICLE X

                                       TERMINATION


                         10.1 Termination. Without limiting the rights or remedies that any party hereto may otherwise have, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:

                         (a) at any time before the Closing by written agreement of Seller and Purchaser; or

                         (b)  at any time after August 4, 1998, by
                    Seller or Purchaser if the transactions contemplated by this Agreement have not been consummated on or before such date and such failure to consummate is not caused by a breach of this Agreement (or any representation, warranty, covenant, or agreement included herein) by the party electing to terminate pursuant to this
                    Section 10.1(b).

                         (c) by Purchaser, on or prior to July 31, 1998, if the results and findings of Purchaser's discussions with the Company's customers as set forth in Section 4.3 here of are not satisfactory to Purchaser in its sole discretion, provided, however, that Purchaser shall not have the right to terminate this Agreement solely if such customers confirm the information set forth on Schedule 2.22,

                         (d)  by Sellers on or after July 31, 1998 if
                    Purchaser on or before such date has not obtained the consents and approvals set forth on Schedule 3.3.

                         (e) by Purchaser on or before July 31, 1998 if Purchaser on or before such date has not obtained the consents and approvals set forth on Schedule 3.3.

                         (f) by either Purchaser or Seller, if, prior to the Closing Date, the other party is in material breach of any material representation, warranty, covenant or agreement herein contained.

                         10.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1 hereof, (a) the obligation of Purchaser to purchase the Shares and the obligation of Seller to sell the Shares will terminate,
               (b) the provisions of Sections 11.5, 11.7 and 11.8 hereof will continue to apply following any such termination and
               (c) no party hereto will be relieved of any Liability for Damages that such party may have to the other party by reason of such party's breach of this Agreement (or any representation, warranty, covenant, or agreement included herein).


                                        ARTICLE XI

                                      MISCELLANEOUS


                    11.1  Section 338(h)(10) Election.


                         (a) Purchaser may elect, at Purchaser's sole option, to file an election under Section 338(h)(10) of the Code and under any comparable provisions of state, local, or foreign law with respect to the purchase of the Shares [and may include in such election any of the Subsidiaries as Purchaser may determine] (collectively the "Election"). Seller shall join and shall cause any affiliate to join, [in both cases] at the request of Purchaser, in the Election.
               So long as the Election is made, Seller and Purchaser shall report, in connection with the determination of Taxes, the transactions contemplated by this Agreement in a manner consistent with the Election, including the reasonable determination by Purchaser of the fair market value of the assets of the Company [and the Subsidiaries] and the allocation of the deemed purchase price of the assets of the Company [and the Subsidiaries] within the meaning of
               Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder. Purchaser shall notify Seller in writing of its intention to file the Election no later than 15 days prior to the due date for filing the Election (the "Election Notice").

                         (b)  Purchaser shall be responsible for the
               preparation and filing of all forms and documents required in connection with the Election. On the Closing Date, Seller shall execute five copies of Form 8023 provided by Purchaser. In connection with the Election Notice, Purchaser shall provide Seller with copies of (i) any necessary corrections, amendments, or supplements to such Form 8023, (ii) all attachments required to be filed therewith pursuant to applicable Treasury Regulations and
               (iii) any comparable forms and attachments with respect to any applicable state, foreign, or local elections being made pursuant to the Election. Seller shall execute and deliver to Purchaser within five days of receipt of the Election Notice such documents or forms as are required by any tax laws to complete properly the Election. Seller and Purchaser shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by Seller or Purchaser in order to timely file the Election and any other required statements or schedules. Seller shall promptly execute and deliver to Purchaser any amendments made to Form 8023 (and any comparable state, local and foreign forms) subsequent to the filing of the Election and any attachments which are required to be filed under applicable law.

                         (c)  Seller shall comply with all of the
               requirements of Section 338(h)(10) of the Code and the Treasury Regulations thereunder. Seller shall take no action which is inconsistent with the requirements for filing the Election under the Code and the applicable Treasury Regulations.

                         (d) To the extent permitted by state and local laws, the principles and procedures of this Section 11.1 shall also apply with respect to a Section 338(h)(10) election or equivalent or comparable provision under state, local, or foreign law, including, without limitation an election under Section 338(g) of the Code or equivalent or comparable provision under state, local, or foreign law. Seller covenants and agrees that to the extent that an election similar to a Section 338(h)(10) election under the Code is optional under any state, local, or foreign law, Seller shall join in any such election as designated by Purchaser in the Election Notice.]

                    11.2 Notices. Any notice or other communication given pursuant to this Agreement must be in writing and
               (a) delivered personally, (b) sent by telefacsimile or other similar facsimile transmission, (c) delivered by overnight express, charges prepaid, or (d) sent by registered or certified mail, postage prepaid, as follows:

                        (i)   If to Sellers:

                              Richard Boyer
                              % Gowling, Strathy & Henderson
                              Suite 1020
                              50 Queen Street North
                              Kitchener, Ontario N2H 6M2
                              Attention: Thomas Hunter, Esq.
                              Facsimile number: (516) 576-6030

                              with copy to:

                              Gowling, Strathy and Henderson
                              Suite 1020
                              50 Queen Street North
                              Suite 1020
                              Kitchener, Ontario N2H 6M2
                              Attention:  Thomas Hunter, Esq
                              Facsimile number: (519) 576-6030



                        (ii)  If to Purchaser:

                              Hedstrom Corporation
                              585 Slawin Court
                              Mount Prospect, Illinois 60056
                              Attention: Arnold E. Ditri
                              Facsimile number: 847-803-1971

                              with copy to:

                              Law Offices of Alan Plotkin
                              18 E. 48th Street
                              New York, New York 10017
                              Attention: Alan Plotkin
                              Facsimile number:  212-758-2268

               All notices and other communications required or permitted under this Agreement that are addressed as provided in this
               Section 11.2 will (A) if delivered personally or by overnight express, be deemed given upon delivery; (B) if delivered by telefacsimile or similar facsimile transmission, be deemed given when electronically confirmed; and (C) if sent by registered or certified mail, be deemed given on the third day after delivery of such notice to the United States post office for delivery. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

                    11.3  Definitions. As used in this agreement, the

               following terms shall have the following meanings:

                              (a) "Affiliate" shall have the meaning given to such term in the Securities Act (Ontario);
                              (b)  "Arm's Length" shall have the meaning
                                   given to such term in the Tax Act
                              (c)  "Authority" means any governmental or
                                   regulatory authority, body, agency or
                                   department, whether federal, provincial
                                   or municipal, having jurisdiction over
                                   the Vendor, the Guarantor, the
                                   Corporation, any of the Subsidiaries or
                                   the Business or any aspect thereof;
                              (d)  "Environmental Laws" shall include all
                                   applicable federal, provincial,
                                   regional, municipal or local laws,
                                   statutes, regulations, ordinances,
                                   rules, policies, guidelines, decrees,
                                   orders, authorizations, approvals,
                                   notices, licenses, permits, directives
                                   or other requirements of any Authority,
                                   court, tribunal or other similar body,
                                   relating to environmental or
                                   occupational health and safety matters;
                              (e)  "Environmental Orders" means applicable
                                   orders, decisions or the like rendered
                                   by any Authority under or pursuant to
                                   any Environmental Laws;
                              (f)  "Environmental Permits" means all
                                   permits, certificates, approvals,
                                   registrations and licenses issued by any Authority and relating to or required for the operation of the Business and the Property in compliance with all Environmental Laws, Environmental Orders or Environmental Regulations;
                              (g)  "Environmental Regulations" means all
                                   applicable regulations or the like
                                   promulgated under or pursuant to any
                                   Environmental Laws.
                              (h) "ETA" means Part IX of the Excise Tax Act (Canada);
                              (i)  "GST" means all Taxes payable under the
                                   ETA or under any provincial legislation
                                   similar to the ETA;
                              (j)  "Hazardous Substances" means PCBs,
                                   asbestos, urea formaldehyde foam
                                   insulation or any other substance or
                                   material that is prohibited, controlled
                                   or regulated under Environmental Laws;
                              (k)  "Hazardous Waste" means any
                                   contaminants, pollutants and dangerous
                                   substances, including asbestos, liquid
                                   waste, special waste, toxic substances,
                                   hazardous or toxic chemicals, Hazardous
                                   Substances or hazardous materials as
                                   defined in or pursuant to any
                                   Environmental Laws; trust and funding
                                   agreements and applicable insurance
                                   contracts of the Company;
                              (l)  "Plans" means all plans established,
                                   organized and administered which provide pensions for officers, employees and former officers and employees of the Company, or predecessor corporations, and their beneficiaries, including, where applicable:
                                   (i)the assets and funds maintained to
                                   provide benefits under or related to
                                   Plans; and
                                   (ii)  Plan Terms
                             (m) "Predecessors" means any owner, occupier or Person who previously had charge, management or control of the Property or any part thereo
                             (n)   "Property" menas all real property,
                                   whether owned or leased, used in
                                   carrying on the Business or previously
                                   used for such purpose;
                             (o)   "Release" means a releasing, spilling,
                                   leaking, pumping, pouring, emitting,
                                   emptying, discharging, injecting,
                                   escaping, leaching, disposing or dumping which is in breach of any Environmental Law, Environmental Regulation or Environmental Order;
                              (p)  "Tax Act" means the Income Tax Act
                                   (Canada);
                              (q)  "Tax" means all governmental taxes,
                                   levies, duties, assessments,
                                   reassessments, and other charges of any
                                   nature whatsoever, whether direct or
                                   indirect, including income tax, profits
                                   tax, gross receipts tax, corporation
                                   tax, commodity tax, sales and use tax,
                                   wage tax, payroll tax, worker's
                                   compensation levy, employer health tax,
                                   capital tax, stamp duty, real and
                                   personal property tax, land transfer
                                   tax, customs or excise duty, excise tax, turnover or value added tax on goods sold or services rendered, withholding tax, Canada pension plan, social security and unemployment insurance charges or retirement contributions, and any interest, fines, additions to tax and penalties thereon.

                    11.4 Entire Agreement; Interpretation. Except for documents executed by Seller and Purchaser pursuant hereto, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement and this Agreement contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "ARTICLE" or "Section" refer to the specified ARTICLE or Section of this Agreement; (e) the term "or" means "and/or";
               (f) the term "party" means, on the one hand, Purchaser and, on the other hand, Seller; (g) the phrase "in the ordinary course of business and consistent with past practice" refers to the business, operations, affairs and practice of the Company consistent with past practices of such business, operations and affairs and consistent with all applicable laws; and (h) all references to "dollars" or "$" refer to currency of Canada.

                    11.5 Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in ARTICLE IX hereof), each of Seller and Purchaser will pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby. For greater certainty, the Seller shall not change to the Company any fees, costs or expenses relating to the negotiations and execution of this Agreement or the completion of the transaction of purchase and sale contemplated hereby.

                    11.6 Public Announcements. At all times at or before the Closing, Seller and Purchaser will each consult with the other before issuing or making any reports, statements, or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement, or release or will use good faith efforts to obtain the other party's approval of the text of any public report, statement, release to be made solely on behalf of a party. If Seller and Purchaser are unable to agree on or approve any such public report, statement, or release and such report, statement, or release is, in the opinion of legal counsel to a party, required by law or appropriate to discharge such party's disclosure obligations, then such party may make or issue the legally required or appropriate report, statement, or release. Any such report, statement, or release approved or permitted to be made pursuant to this
               Section 11.6 may be disclosed or otherwise provided by Seller or Purchaser to any person, including without limitation to any employee or customer of either party hereto and to any governmental or regulatory authority.

                    11.7 Confidentiality. For a period of three years after the date hereof, (a) each of Purchaser and Seller will refrain, and will cause its respective officers, directors, employees, agents and other representatives to refrain, from disclosing to any other person any confidential documents or confidential information concerning the other party hereto furnished to it in connection with this Agreement or the transactions contemplated hereby and (b) Seller will refrain, and will cause its respective officers, directors, employees, agents and other representatives to refrain, from disclosing to any person any confidential documents or confidential information concerning the Company unless
               (i) such disclosure is compelled by judicial or administrative process or by other requirements of law and notice of such disclosure is furnished to such other party hereto; (ii) either party hereto deems it advisable (upon advice of such party's legal counsel) to disclose any such confidential documents or information in connection with the requirements of any securities law; or (iii) such confidential documents or information can be shown to have been (A) previously known by the party hereto receiving such documents or information, (B) in the public domain through no fault of such receiving party, or (C) later acquired by such receiving party from other public sources.

                    11.8 Brokers. Seller will indemnify and hold harmless Purchaser in respect of any and all claims or demands for commission, compensation, or other Damages by any broker, finder, or other agent (whether or not a present or former employee or agent of Seller or the Company) claiming to have been engaged by Seller or the Company in connection with the transactions contemplated by this Agreement and Seller will bear the cost of the reasonable out-of-pocket expenses incurred by each Purchaser in investigating, defending against, or appealing any such claim or demand.

                    11.9 Further Assurances. Seller and Purchaser agree that, from time to time after the Closing, upon the reasonable request of the other, they will cooperate and will cause their respective Affiliates to cooperate with each other to effect the orderly transition of the business, operations and affairs of the Company. Without limiting the generality of the foregoing, (a) Seller will provide, and will cause its Affiliates to provide, representatives of Purchaser reasonable access to all Books and Records of the Company reasonably requested by Purchaser in the preparation of any post-Closing financial statements, reports, or Tax Returns of the Company; (b) Purchaser will provide representatives of Seller reasonable access to all post-Closing Books and Records of the Company or any Subsidiary reasonably requested by Seller in the preparation of any post-Closing financial statements, reports, or Tax Returns of Seller; and (c) each party hereto will execute such documents and instruments as the other party hereto may reasonably request containing terms and conditions mutually satisfactory to each party hereto to further effectuate the terms hereof. Purchaser agrees to retain, until the sixth anniversary of the Closing Date, all books and records of the Company.

                    11.10 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion. All remedies, either under this Agreement, or by law or otherwise afforded, will be cumulative and not alternative.

                    11.11 Amendment. This Agreement may be modified or amended only by a writing duly executed by or on behalf of Seller and Purchaser.

                    11.12 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

                    11.13 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of Seller, Purchaser, each Seller Party, each Purchaser Party and their respective successors and permitted assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

                    11.14 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of Ontario (without regard to the principles of conflict of laws) applicable to a contract executed and performable in such state.

                    11.15 Binding Effect. This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

                    11.16 No Assignment. Neither this Agreement nor any right or obligation hereunder or part hereof may be assigned by any party hereto without the prior written consent of the other party hereto (and any attempt to do so will be void), except as otherwise specifically provided herein and except that Purchaser may assign all or any part of the rights or obligations of Purchaser hereunder to one or more Affiliates of Purchaser without the consent Seller; provided, however, that upon such assignment Purchaser shall not be deemed to be released from any of its obligations hereunder.

                    11.17  Time of Essence.  Time is of the essence to every

                    11.18 Invalid Provisions.  If any provision of this
               Agreement is held to be illegal, invalid, or unenforceable under any present or future law and if the rights or obligations under this Agreement of Seller and Purchaser will not be materially and adversely affected thereby,
               (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.


                    IN WITNESS WHEREOF, this Agreement has been duly
               executed and delivered as of the date first written above by the duly authorized officers of Seller and Purchaser.

                                             PURCHASER:

                                             Hedstrom Corporation



                                             By:
                                             Name:
                                             Title:


                                             SELLERS:
                                             ______________________________
                                             Richard Boyer

                                             ______________________________
                                             Robert G. Boyer

                                             ______________________________
                                             Belinda Boyer

                                             The Richard Boyer Family Trust
                                             By:___________________________
                                                  Richard Boyer, Trustee



                                                  ________________________
                                                  Robert G. Boyer, Trustee



                                                  ________________________
                                                  Belinda Boyer, Trustee

                                 STOCK PURCHASE AGREEMENT


                                 Dated as of July__, 1998


                                         Between



                                   Hedstrom Corporation



                                           and



                                      Richard Boyer


                                With Respect to all of the

                               Outstanding Capital Stock of



                                  Backyard Products Ltd.








                                  TABLE OF CONTENTS


                                                                    Page



            ARTICLE I .................................................1
                 1.1 Purchase and Sale of Shares ......................2

                 1.2 Purchase Price ...................................2

                 1.3 Determination of Net Working Capital .............3

                 1.4 Closing ..........................................5



            ARTICLE II ................................................6
                 2.1 Organization of Seller. ..........................6

                 2.2 Corporate Authority ..............................6

                 2.3 Organization of the Company and Subsidiaries. ....6

                 2.4 Capital Stock of the Company .....................7

                 2.6 Consents and Approvals ...........................7

                 2.7 Financial Statements .............................9

                 2.8 Absence of Changes ...............................9

                 2.9 Taxes ...........................................13

                 2.10 Litigation .....................................15

                 2.11 Compliance With Laws ...........................16

                 2.12 Pension and Benefit Plans; ERISAError! Bookmark not
                      defined.

                 2.13 Properties. ....................................19

                 2.14 Environmental Matters ..........................20

                 2.15 Contracts ......................................22

                 2.16 Licenses and Permits ...........................24






                 2.17 Insurance ......................................24

                 2.18 Intercompany Liabilities .......................24

                 2.19 Corporate Records ..............................24

                 2.20 Bank Accounts ..................................25

                 2.21 Disclosure .....................................26

            ARTICLE III ..............................................26
                 3.1 Organization ....................................26

                 3.2 Corporate Authority .............................26

                 3.3 Consents and Approvals ..........................26

                 3.4 Purchase for Investment .........................27



            ARTICLE IV ...............................................28
                 4.1 Contract and Regulatory Approvals ...............28

                 4.2 Intentionally Omitted ...........................28

                 4.3 Investigation by Purchaser ......................28

                 4.4 No Negotiations .................................28

                 4.5 Conduct of Business .............................29

                 4.6 Financial Statements and Reports ................30

                 4.7 Employee Matters ................................31

                 4.8 Participation in Benefit Plans ..................33

                 4.9 No Disposal of Property .........................34

                 4.10 No Breach or Default ...........................34

                 4.11 No Acquisitions ................................34

                 4.12 Intercompany Liabilities .......................34

                 4.13 Resignations of Directors ......................35


                 4.14 Tax Matters ....................................35

                 4.15 Books and Records ..............................35

                 4.16 Notice and Cure ................................35



            ARTICLE V ................................................36
                 5.1 Governmental Approvals ..........................36

            ARTICLE VI ...............................................37
                 6.1 Representations and Warranties ..................37

                 6.2 Performance .....................................37

                 6.3 Regulatory Approvals ............................37

                 6.4 No Injunctions ..................................37

                 6.5 Consents and Authorizations .....................37

                 6.6 No Adverse Change ...............................37

                 6.7 Opinion of Counsel ..............................38

                 6.8 Officer's Certificates ..........................38

                 6.9 Resignations ....................................38



            ARTICLE VII ..............................................38
                 7.1 Representations and Warranties ..................38

                 7.2 Performance .....................................38

                 7.3 Regulatory Approvals ............................38

                 7.4 No Injunctions ..................................39

                 7.5 Consents and Authorizations .....................39

                 7.6 Opinion of Counsel ..............................39

                 7.7 Officer's Certificates ..........................39





            ARTICLE VIII .............................................39
                 8.1 Survival of Representations and Warranties ......39

                 8.2 Survival of Covenants and Agreements ............40

                 8.3 Pursuit of Claims ...............................40

            ARTICLE IX ...............................................40
                 9.1 Indemnification by Seller .......................40

                 9.2 Indemnification by Purchaser ....................41

                 9.3 Indemnification Procedures ......................42

                 9.4 Tax Indemnification .............................43

                 9.5 Indemnification Payments ........................43



            ARTICLE X ................................................44
                 10.1 Termination ....................................44

                 10.2 Effect of Termination ..........................44



            ARTICLE XI ...............................................45
                 11.1 Section 338(h)(10) Election ....................45

                 11.2 Notices ........................................46

                 11.3 [Intentionally Omitted] ........................47

                 11.4 Entire Agreement; Interpretation ...............49

                 11.5 Expenses .......................................50

                 11.6 Public Announcements ...........................50

                 11.7 Confidentiality ................................50

                 11.8 Brokers ........................................51

                 11.9 Further Assurances .............................51

                 11.10 Waiver ........................................52

                 11.11 Amendment .....................................52

                 11.12 Counterparts ..................................52

                 11.13 No Third Party Beneficiary ....................52

                 11.14 Governing Law .................................52

                 11.15 Binding Effect ................................52

                 11.16 No Assignment .................................52

                 11.17 Invalid Provisions ............................53



                                    EXHIBIT LIST